Exhibit 99.1

News Release

	Contact:	Vic Beck (Media)
703-280-4456 (office)
vic.beck@ngc.com

Northrop Grumman Elects Matthew Bromberg Corporate Vice President, Global Operations

FALLS CHURCH, Va. – Dec. 10, 2021 – Northrop Grumman Corporation (NYSE: NOC) announces that its board of directors has elected Matthew Bromberg corporate vice president, Global Operations, effective February 16, 2022. He will report to Kathy Warden, chairman, chief executive officer and president.

In this new role, Bromberg will be responsible for enterprise-wide programs, quality, supply chain and technology functions.

“Matt has proven global leadership experience running complex businesses with large teams in the industrial, aerospace and defense industry,” said Warden. “We are excited to have Matt join our executive leadership team, and I’m confident he’ll drive continued operational excellence and innovation.”

Bromberg joins Northrop Grumman from Raytheon Technologies where he held numerous senior executive positions. His most recent position is president of Military Engines at Pratt & Whitney. Previously, he was a banker with Goldman Sachs, and served with the U.S. Navy as a submarine officer. Bromberg holds a bachelor’s degree in physics from the University of California, Berkeley, and a Master of Business Administration and a Master of Science in Mechanical Engineering from the Massachusetts Institute of Technology.

Northrop Grumman is a technology company, focused on global security and human discovery. Our pioneering solutions equip our customers with capabilities they need to connect, advance and protect the U.S. and its allies. Driven by a shared purpose to solve our customers’ toughest problems, our 90,000 employees define possible every day.

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Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042-4511
news.northropgrumman.com